Personal/Confidential Alexander De Bock XXXXXXXXXXXXX XXXXXXXXXXXXXXXXXX Switzerland December 17, 2018 WABCO Benefits Dear Alexander, I refer to your planned relocation to Switzerland and wish to take this opportunity to confirm that you will be eligible to receive the following benefits offered by WABCO: ‒ Annual Incentive Plan with a target of 35%; ‒ Annual equity grant with a target of 100,000 USD; ‒ Annual financial planning budget of 5,000 USD; ‒ Annual Executive health check; ‒ Executive life insurance. All of the above-mentioned benefits are governed by the Omnibus Incentive Plan and the other relevant benefit plans, as may be amended from time to time. Alexander, I would like to thank you for your dedication and count on your continued commitment to help us reach our long term goals and deliver growth and prosperity for WABCO’s stakeholders. Sincerely, Olivier Noël Global Compensation and Benefits Leader There is nothing in this document which is intended to supersede local laws. Confidential Page 1 │1 December 17, 2018

Mobilizing Vehicle Intelligence

EMPLOYMENT AGREEMENT

between

WABCO GLOBAL GMBH
c/o FOS
Casinoplatz 8
3011 Bern - Switzerland
("Employer")

and

ALEXANDER DE BOCK
xxxxxxxxxxxxx
xxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxx
("Employee")

1. Function and tasks

1.1 The Employer hereby employs the Employee and the Employee accepts employment as Vice-President FP&A and Treasurer.

1.2 The tasks to be discharged by the Employee are specified by the Employer. The Employee's responsibilities may, at any time, be modified by the Employer to perform other assignments or assume other responsibilities. The other terms applicable to the Employee shall not be affected by such modification.

1.3 The Employee shall report to the Chief Financial Officer or to another person or position designated by the Employer.

1.4 Place of work is Bern, Switzerland. The Employer reserves the right to relocate the Employee to another appropriate place of work but without changing the Employee's salary entitlement. It is understood that the above mentioned position of the Employee may include a high level of travel activities and/or customer visits.

1.5 This Agreement is contingent upon the issuance of the legally required work and residence permits authorizing the Employee to work for the Employer in Switzerland. This Agreement automatically lapses if the Employee no longer has the right to work for the Employer in Switzerland.

2. Remuneration

2.1 Salary

The Employee shall receive an annual gross base salary of CHF 320,000 payable in 12 equal instalments each of which shall be paid at the latest on the last day of a calendar month to a Swiss bank account designated by the Employee. Any and all overtime shall be compensated by this remuneration (cf. Section 9.2 below).

2.2 Deductions

The salary payments are gross payments. The Employee's contributions for social security insurances such as *"AHV"*, *"IV"*, *"EO"*, *"ALV"* and/or for non-occupational accident insurance and/or for the pension plan maintained by the Employer as well as applicable source taxes, if any, shall be deducted from the payments made to the Employee, in accordance with applicable laws and/or regulations.

2.3 Further payments

Unless otherwise expressly agreed upon in writing, the payment of any other gratuities, profit shares, premiums or other extra payments shall be on a voluntary basis, it being understood that even repeated payments without the reservation of their voluntary nature shall not create any legal claim for the Employee, either in respect to their cause or their amount, either for the past or for the future.

2.4 Repayment obligation

Should the Employee have received any payment in excess of his actual entitlement, the Employee shall, upon the Employer's first request, pay back such excessive amount to the Employer. Payments that the Employer, without being in any error, declares as voluntary, shall not be covered by this repayment obligation.

3. Expenses / Employer car

3.1 The Employer shall reimburse the Employee upon submission of appropriate vouchers for reasonable and customary professional expenses in accordance with the applicable Employer guidelines as in force from time to time.

3.2 A company car will be handed over to the Employee by the Employer. The Employer will pay for all running costs (fuel, oil, regular servicing, insurance, taxes) of such car. No further compensation for the vehicle's operation and maintenance shall be paid. The Employee acknowledges that any use for private purposes can lead to tax-related and social security-related consequences. The Employee shall return the company car to the Employer upon termination of this Agreement or any time upon request of the Employer. Any retention right is excluded.

3.3 The Employer shall provide the necessary electronic equipment to allow the Employee to be fully integrated into the Employer's world-wide network and to access the Employer's facilities. Any such equipment shall be subject to the Employer's applicable policies, as may be amended from time to time, and will remain the property of the Employer. Any retention right is excluded.

4. Housing

The Employer will pay to the Employee a net monthly housing allowance of up to CHF 5,000 to cover his housing costs in Switzerland.

5. Taxes / Financial Planning

5.1 The Employer shall provide the Employee with tax assistance with regard to his Swiss income tax return at the Employer's expense.

5.2 The Employer will reimburse to the Employee financial planning services up to USD 5,000.

6. School Allowance

The Employer shall pay to the Employee the education costs of his children aged six to eighteen (or up to the end of secondary school), subject to prior written agreement between the Employer and the Employee. Reimbursement under this provision shall be limited to tuition fees, books, necessary supplies and school transportation.

7. Pension fund

The Employee shall be covered by the Employer's pension fund under the regulations as may be amended from time to time. The Employer and the Employee shall pay the contributions in accordance with the applicable regulations.

8. Sickness / Insurance

8.1 If the Employee is prevented from work due to sickness or accident, he shall inform the Employer without delay and shall submit a medical certificate within three work days. The Employer shall have the right to ask for a medical certificate as from the first day of absence. In case the Employee is prevented from work for a longer period of time than stated in the medical certificate, the Employee shall so inform the Employer and shall submit another medical certificate.

8.2 The Employer shall, at any time, be entitled to demand a physical exam by a doctor appointed by the Employer. The Employee releases such doctor as well as his own doctor from their secrecy obligations to the extent this is required for the assessment of the Employer's rights and obligations.

8.3 As of the first day of employment (and until reaching the ordinary AHV-retirement age), the Employee will be insured against the risk of sickness (loss of earnings insurance; *Krankentaggeldversicherung*). The insurance coverage shall replace the statutory sick pay rules.

In cases that are covered by the loss of earnings insurance, the insurance shall in principle cover 80% of the base salary for as long as the employment exists but limited to a maximum period of 730 days minus a waiting period of 30 days. The insurance conditions as may be amended from time to time are explicitly reserved and will be disclosed to the Employee upon request.

The premium for the loss of earnings insurance will be borne by the Employer.

During the waiting period, the Employer will pay 100% of the salary.

In the event that insurance benefits should be reduced or refused due to pre-existing health conditions, age, foreign domicile or other reasons, the Employee's claim to sick pay shall be reduced to the payments required by statutory law.

The same applies in cases that are neither covered by the loss of earnings insurance nor by any other insurance (such as, e.g., the accident insurance).

If the Employee is, by no fault of his own and due to other reasons than sickness inherent in the Employee's person, prevented from performing work, the Employer will continue to pay his salary for an appropriate time period. Such time period will be calculated in accordance with the "*Berner Skala*" based on the Employee's total years of service with WABCO group:

in the 4th – 12th month of service	3 weeks
in the 2nd year of service	1 month
in the 3rd and 4th year of service	2 months
in the 5th to 9th year of service	3 months
in the 10th to 14th year of service	4 months
in the 15th to 19th year of service	5 months
from the 20th year of service	6 months

it being understood that no payments shall be made after the end of the employment relationship.

3. Expenses / Employer car

3.1 The Employer shall reimburse the Employee upon submission of appropriate vouchers for reasonable and customary professional expenses in accordance with the applicable Employer guidelines as in force from time to time.

3.2 A company car will be handed over to the Employee by the Employer. The Employer will pay for all running costs (fuel, oil, regular servicing, insurance, taxes) of such car. No further compensation for the vehicle's operation and maintenance shall be paid. The Employee acknowledges that any use for private purposes can lead to tax-related and social security-related consequences. The Employee shall return the company car to the Employer upon termination of this Agreement or any time upon request of the Employer. Any retention right is excluded.

3.3 The Employer shall provide the necessary electronic equipment to allow the Employee to be fully integrated into the Employer's world-wide network and to access the Employer's facilities. Any such equipment shall be subject to the Employer's applicable policies, as may be amended from time to time, and will remain the property of the Employer. Any retention right is excluded.

4. Housing

The Employer will pay to the Employee a net monthly housing allowance of up to CHF 5,000 to cover his housing costs in Switzerland.

5. Taxes / Financial Planning

5.1 The Employer shall provide the Employee with tax assistance with regard to his Swiss income tax return at the Employer's expense.

5.2 The Employer will reimburse to the Employee financial planning services up to USD 5,000.

6. School Allowance

The Employer shall pay to the Employee the education costs of his children aged six to eighteen (or up to the end of secondary school), subject to prior written agreement between the Employer and the Employee. Reimbursement under this provision shall be limited to tuition fees, books, necessary supplies and school transportation.

7. Pension fund

The Employee shall be covered by the Employer's pension fund under the regulations as may be amended from time to time. The Employer and the Employee shall pay the contributions in accordance with the applicable regulations.

Multiple causes of inability to work within the same year of service, including the compensated waiting period before the beginning of insurance coverage, will be added up.

9. Working hours / Vacations

9.1 The Employee agrees to exercise his best efforts to successfully and carefully accomplish the duties assigned to him and further agrees that he shall devote at least 40 hours per week to service on behalf of the Employer. The Employee agrees to perform overtime work if necessary to properly fulfil his employment duties.

9.2 Any overtime work is compensated by the remuneration envisaged in this Agreement. There shall be neither an additional financial compensation nor compensation by free time.

9.3 The Employee shall be entitled to 30 days of paid vacations per calendar year.

10. Duties of loyalty and confidentiality

10.1 The Employee shall devote his efforts exclusively to the Employer in furtherance of the Employer's interests. Any engagement in additional occupations for remuneration or any participation in any kind of enterprise requires the written consent of the Employer. This shall not apply to the usual acquisition of shares or other stocks up to 5% of equity capital or 5% of voting rights exclusively for investment purposes. The acquisition of shares or other stocks in non-listed companies that maintain business relationships with the Employer or that compete with the Employer must in any case be approved in advance and in writing by the Employer. The Membership in the board of directors or supervisory board of other companies shall also require the prior written approval of the Employer.

10.2 The Employee shall during the period of employment with the Employer and at any time thereafter, keep secret any confidential information, in particular information concerning contractual arrangements, deals, transactions or any other affairs of the Employer or its affiliates as well as their respective employees, business partners and officers and will not use any such information for his own benefit or the benefit of others. This obligation shall also exist with respect to any protected data and confidential information of third parties that the Employee gets to know as an employee of the Employer.

10.3 Upon termination of this Agreement, the Employee shall return to the Employer all files and any company documents concerning the business of the Employer and its affiliates in his possession or open to his access, including all designs, customer and price lists, printed material, documents, sketches, notes, drafts as well as copies thereof, as well as any objects belonging to the Employer or to an affiliate of the Employer. Any retention right is excluded.

10.4 During the term of this Agreement as well as for a period of 12 months after the termination of this employment relationship, the Employee shall not entice away or solicit any employees of the Employer or offer them a job or have them offered a job or to try to do any of these activities. Upon each violation of his obligations under this Section 10.4, the Employee shall pay to the Employer a contractual penalty in the amount of CHF 100,000. Payment of the contractual penalty does not relieve the Employee from his obligations under this Section 10.4. The Employer is furthermore entitled to seek judicial enforcement of the Employee's obligations and/or to claim damages.

10.5 During the term of this Agreement, the Employee shall neither entice away nor solicit nor try to entice away or to solicit any customers of the Employer, nor directly nor indirectly act on

behalf of such a customer, for example as an employee, consultant, agent, corporate body or employee of a third party, nor submit an offer for such an activity.

11. Intellectual property rights

11.1 All intellectual property rights including but not limited to patent rights, design rights, copyrights and related rights, database rights, trademark rights and chip rights as well as any rights in know how ensuing from any work performed by the Employee during the term of his employment (hereinafter the "Intellectual Property Rights"), shall exclusively and directly vest in the Employer. The Employee may not, without the Employer's written consent, disclose, multiply, use, manufacture, bring on the market or sell, lease, deliver or otherwise trade, offer on behalf of a third party, or register the results of his work.

11.2 Insofar as certain Intellectual Property Rights mentioned in Section 11.1 above should not vest in the Employer by operation of law or based on Section 11.1 above, the Employee covenants that he will transfer and, insofar as possible, hereby transfers to the Employer such rights. The Employer may however renounce such transfer or transfer back to the Employee any such Intellectual Property Rights at any time. If a transfer should not be possible under the applicable law, then the Employee shall grant to the Employer a perpetual, transferable, royalty-free license to use and exploit such Intellectual Property Rights in any way the Employer sees fit.

11.3 The Employee acknowledges that his salary includes reasonable compensation for the loss of Intellectual Property Rights.

11.4 The Employer is entitled to transfer the Intellectual Property Rights in full or in part to any third party. The Employer and such third parties are not obliged to mention the Employee as the author if they publish any computer programs or other works. They are free to make any modifications, translations and/or other adaptations and/or can refrain from making any publications.

12. Data protection

12.1 The Company processes the personal data of the Employee in accordance with the WABCO Employee Privacy Statement, a copy of which is annexed to the present agreement (and is also available on intranet) (Privacy Statement). By signing this contract, the Employee acknowledges that he/she has read and understood the terms of the Privacy Statement.

- The Employee acknowledges that the Company may process his/her personal data for a variety of purposes, including, but not limited to, for the purposes of general HR management and administration purposes, compensation, payroll and expense reimbursement, insurance, pension and other benefits, talent management, including performance management, career development and training (Purposes).
- The Employee acknowledges that, for the Purposes, the Company may share personal data with third parties (e.g. payroll service providers, banks, insurers, pension funds, providers of HR related services), located in the Employee's country or in another country;
- The Employee is entitled to access the personal data the Company holds about him/her and, if such personal data is inaccurate or incomplete, to request the rectification of such personal data. Under certain circumstances, the Employee also has the right to (i) request

from the Company the erasure or restriction of his/her personal data, (ii) object to the Company's processing of his/her personal data, and (iii) obtain from the Company his/her personal data in a structured, commonly used and machine readable form. In addition, the Employee has the right to lodge a complaint about the way the Company handles or processes his/her personal data with the Federal data protection authority in Switzerland.

12.2 More detailed information on the Company's use of the Employee's personal data and the Employee's privacy rights is set out in the Privacy Statement.

12.3 The Company reserves the right to amend the Privacy Statement from time to time. The Company will notify the Employee of any changes to the Privacy Statement.

13. Non-competition

In view of the fact that the Employee in the course of his employment will acquire knowledge of the Employer's trade secrets and manufacturing secrets and/or will have insight into the Employer's customer base, the Employee undertakes not to perform any activity competing with the Employer during the term of this Agreement as well as after the term of this Agreement for a period of 12 months. After the termination of this Agreement the non-compete covenant shall be limited to Switzerland, the European Union and China and the field of Financial Planning and Treasury.

In particular, the Employee agrees:

- not to have, directly or indirectly, any financial or other interest in a business or company which develops, produces, markets or distributes products substantially similar to the products of the Employer or its affiliated companies or renders services similar to those rendered by the Employer or its affiliated companies, currently including without being limited to Knorr-Bremse Group, Haldex, ZF Friedrichshafen AG, SORL and their respective affiliates;

- not to accept any part or full time employment in such a company or to act as a consultant or representative or in any other form for such a company;

- not to directly or indirectly establish or operate such a company.

The Employee understands that a violation of the obligations under this Section 13 might cause serious damage to the Employer. Upon any breach of his obligations under this Section 13, the Employee shall pay to the Employer an amount equal to his last annual gross salary as a contractual penalty. The payment of the contractual penalty does not relieve the Employee from his non-compete obligations. The Employer's right to claim damages is expressly reserved. Furthermore, the Employer shall in any event be entitled to seek judicial enforcement of the Employee's obligations.

In compensation for his post-contractual non-compete obligation under this Section 13, the Employer shall pay to the Employee a gross compensation in the total amount of 50% of his last gross annual base salary. This amount will be subject to applicable deductions under statutory law and applicable regulations. The Employer can waive the post-contractual non-compete obligations defined under this Section 13 at any time by respecting a notice period of one month with effect as of any day of the calendar month, it being understood that the above-described compensation shall be reduced pro rata taking into account the number of months between the envisaged duration of the post-contractual non-compete and its effective duration. In any case, the compensation shall be paid in a lump sum within 30 days

after the end of the post-contractual non-compete and only after the Employer has received a written confirmation from the Employee that the Employee has complied with his non-compete obligations under this Section 13.

14. Duration and termination

14.1 This Agreement shall be effective as of January 1, 2019 and last for an indefinite period of time.

14.2 This Agreement may be terminated by either party by respecting a notice period of one month with effect on any day of the calendar month.

14.3 This Agreement terminates without notice at the end of the month on which the Employee reaches the ordinary retirement age.

14.4 The Employer has at any time the right to relieve the Employee from his obligation to work at full pay, provided however that any income that the Employee receives from any activity during such release period shall be deducted. The Employee shall compensate any vacations during such release period and shall not engage in any competing activity.

15. Change of Control

The Employee shall be eligible to participate in WABCO's Officer Change of Control Program. Participation shall exclusively be subject to the terms of the Officer Change of Control Program, as may be amended from time to time.

16. Severance

16.1 If the Employer terminates the employment relationship with the Employee without cause (*begründeter Anlass*) in the sense of Article 340c para. 2 of the Swiss Code of Obligations, the Employer shall pay to the Employee a severance payment equivalent to 18 months of his last gross monthly base salary multiplied by 150%.

16.2 The Employee's contributions for social security insurances such as *"AHV"*, *"IV"*, *"EO"*, *"ALV"* and/or for non-occupational accident insurance and/or for the pension plan maintained by the Employer as well as applicable source taxes, if any, shall be deducted from the payment made to the Employee, in accordance with applicable laws and/or regulations.

16.3 The severance payment shall be paid within 30 days after the end of the employment relationship.

17. Miscellaneous

17.1 This Agreement replaces all prior understandings and/or contracts between the parties.

17.2 Amendments and additions to this Agreement including this clause must be in writing to be effective. This form requirement does not apply to the notice of termination which does not require a particular form.

17.3 Should one or several provisions of this Agreement prove invalid, in part or in whole, such invalid provision(s) shall not affect the validity of the other provisions in this Agreement. The

invalid provision(s) shall be replaced by such valid provision(s) that best meet(s) the parties' intention when agreeing on the invalid provision(s).

18. Applicable law

This Agreement shall be governed by Swiss law.

19. Jurisdiction

All disputes arising out of or in connection with this Agreement, including any disputes regarding its validity or its termination as well as regarding the validity of this jurisdiction clause, shall be decided by the courts at the domicile or seat of the respondent or at the place where the Employee usually performs his work.

Place and Date:

Brussels, 17 December 2018

The Employer

Mazen Mazraani

Chief Human Resouces Officer

Roberto Fioroni

Chief Financial Officer

The employee

Alexander De Bock

Brussels, 28 DEC 2018

WABCO

Mobilizing Vehicle Intelligence

Personal/Confidential

Alexander De Bock
XXXXXXXXXXXXX
XXXXXXXXXXXXXXXXXX
Switzerland

December 17, 2018

WABCO Benefits

Dear Alexander,

I refer to your planned relocation to Switzerland and wish to take this opportunity to confirm that you will be eligible to receive the following benefits offered by WABCO:

- Annual Incentive Plan with a target of 35%;
- Annual equity grant with a target of 100,000 USD;
- Annual financial planning budget of 5,000 USD;
- Annual Executive health check;
- Executive life insurance.

All of the above-mentioned benefits are governed by the Omnibus Incentive Plan and the other relevant benefit plans, as may be amended from time to time.

Alexander, I would like to thank you for your dedication and count on your continued commitment to help us reach our long term goals and deliver growth and prosperity for WABCO's stakeholders.

Sincerely,

Olivier Noël
Global Compensation and Benefits Leader

There is nothing in this document which is intended to supersede local laws.